Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS PER SHARE UP 45%

Management Raises Earnings Guidance for Fiscal Year 2010

SAN FRANCISCO – May 20, 2010 – Gap Inc. (NYSE: GPS) continued to deliver top line growth, with increased sales across all of its brands in the first quarter of fiscal year 2010 compared with the first quarter last year. The company reported that net income for the first quarter, which ended May 1, 2010, increased 40 percent to $302 million compared with $215 million for the first quarter last year.

“We got off to a great start this year by improving our top line and delivering significant earnings growth,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Fueled by our strengthened economic model, we’re in a strong position to execute on our international and online strategic investments as we continue to build upon the momentum in North America.”

First Quarter Financial Highlights

•	Diluted earnings per share rose 45 percent to $0.45 from $0.31 last year.

•	Net sales increased 6 percent to $3.33 billion, compared with $3.13 billion last year.

•	Gross margin grew 250 basis points to 42.1 percent compared with the prior year.

•	Operating margin was 14.2 percent compared with 11.3 percent for the prior year.

•

Dividend increased 18 percent from the prior quarter and about 14 million shares were repurchased for $296 million during the quarter, underscoring the company’s commitment to return excess cash to shareholders.

Sales Results

First quarter net sales were $3.33 billion, compared with $3.13 billion for the first quarter last year. The company’s first quarter comparable store sales increased 4 percent compared with a decrease of 8 percent for the first quarter last year.

The following table represents the company’s first quarter comparable store sales and net sales:

	First Quarter Comparable Store Sales		First Quarter Net Sales
	2010	2009	2010	2009
Gap North America	2%	-12%	$861 million	$834 million
Banana Republic North America	5%	-13%	$509 million	$475 million
Old Navy North America	7%	-3%	$1.26 billion	$1.18 billion
International *	Flat	-4%	$367 million	$334 million
Gap Inc. Direct	n/a	n/a	$295 million	$267 million

*	Excludes wholesale business and franchise business

Additional Results and 2010 Outlook

Earnings Per Share

First quarter diluted earnings per share of $0.45 rose 45 percent compared with $0.31 for the first quarter last year. The fiscal year 2010 first quarter diluted earnings per share includes a benefit of about $0.02 related to the favorable resolution of tax uncertainties in the quarter. Of this $0.02 benefit, about $0.01 is reflected in interest and $0.01 is reflected in the tax rate.

The company raised its guidance for fiscal year 2010 diluted earnings per share to $1.77 to $1.82 from its previous guidance of $1.70 to $1.75.

Operating Margin

The company continues to expect that the operating margin for fiscal year 2010 will be about 13 percent.

Share Repurchases

During the first quarter of fiscal year 2010, the company repurchased about 14 million shares for $296 million.

Dividends

The company paid a dividend of $0.10 per share during the quarter.

Cash and Cash Equivalents and Short-term Investments

The company ended the first quarter with $2.5 billion in cash and cash equivalents and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $222 million compared with an inflow of $139 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Effective Tax Rate

The effective tax rate was 37.7 percent for the first quarter of fiscal year 2010. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2010.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was up 12 percent at the end of the first quarter of fiscal year 2010. At the end of the second quarter of fiscal year 2010, the company expects inventory per square foot to be up in the low double digits compared with the second quarter of fiscal year 2009. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2010 to be about $550 million.

Capital Expenditures

Year to date, capital expenditures were $107 million. The company continues to expect fiscal year 2010 capital spending to be about $575 million. The increase from fiscal year 2009 is primarily driven by Old Navy store remodels, new international store openings, and the online launch in Europe and Canada.

Real Estate

During the first quarter of fiscal year 2010, the company opened 9 store locations and closed 19 store locations.

The company ended the first quarter of fiscal year 2010 with 3,085 store locations, and net square footage decreased about 2 percent compared with the first quarter of fiscal year 2009.

The company continues to expect that it will open about 65 stores, weighted towards international and outlet, and that it will close about 110 stores, weighted towards Gap brand. The company continues to expect that net square footage will decrease about 3 percent in fiscal year 2010.

The following table contains our first quarter store openings, store closings, and square footage for the company owned stores:

	Quarter Ended May 1, 2010
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Sq. Feet (millions)
Gap North America	1,152	1	10	1,143	11.5
Gap Europe	178	2	1	179	1.6
Gap Asia	120	2	—	122	1.1
Old Navy North America	1,039	3	7	1,035	19.4
Banana Republic North America	576	—	1	575	4.9
Banana Republic Asia	27	—	—	27	0.2
Banana Republic Europe	3	1	—	4	—

Total	3,095	9	19	3,085	38.7

Webcast and Conference Call Information

Mark Webb, vice president, Investor Relations, will host a summary of Gap Inc.’s first quarter fiscal year 2010 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Webb will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section under the Investors tab on www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

May Sales

The company will report May sales on June 3, 2010.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) expanding internationally through stores and online, including in China, Europe and Canada; (ii) earnings per share for fiscal year 2010; (iii) operating margin for fiscal year 2010; (iv) effective tax rate for fiscal year 2010; (v) inventory per square foot at the end of the second quarter of fiscal year 2010; (vi) depreciation and amortization for fiscal year 2010; (vii) capital expenditures for fiscal year 2010; (viii) store openings and closings for fiscal year 2010, and weightings by brand; (ix) real estate square footage for fiscal year 2010; (x) growing top line and delivering earnings growth; (xi) distributing cash to shareholders; (xii) driving sales; (xiii) selling more units while maintaining merchandise margins; (xiv) leveraging rent and occupancy and expanding gross margins; (xv) investments in growth initiatives; (xvi) store remodels; and (xvii) operating expenses and occupancy costs as a percent of sales, both with respect to base businesses and including growth initiatives.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing or modifying leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition and results of operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010.

These forward-looking statements are based on information as of May 20, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Louise Callagy

(415) 427-3502

press@gap.com

Kris Marubio

(415) 427-1798

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	May 1, 2010	May 2, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,056	$1,708
Short-term investments	425	—
Restricted cash	17	21
Merchandise inventory	1,534	1,393
Other current assets	632	647

Total current assets	4,664	3,769
Property and equipment, net	2,585	2,820
Other long-term assets	696	632

Total assets	$7,945	$7,221

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,052	$812
Accrued expenses and other current liabilities	894	864
Income taxes payable	145	9

Total current liabilities	2,091	1,685
Lease incentives and other long-term liabilities	947	996
Total stockholders’ equity	4,907	4,540

Total liabilities and stockholders’ equity	$7,945	$7,221

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 1, 2010	May 2, 2009
Net sales	$3,329	$3,127
Cost of goods sold and occupancy expenses	1,928	1,888

Gross profit	1,401	1,239
Operating expenses	927	886

Operating income	474	353
Interest, net	(11)	—

Income before income taxes	485	353
Income taxes	183	138

Net income	$302	$215

Weighted-average number of shares - basic	668	695
Weighted-average number of shares - diluted	676	697

Earnings per share - basic	$0.45	$0.31
Earnings per share - diluted	$0.45	$0.31

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	13 Weeks Ended
($ in millions)	May 1, 2010	May 2, 2009
Cash flows from operating activities:
Net income	$302	$215
Depreciation and amortization (a)	147	143
Change in merchandise inventory	(58)	110
Other, net	(62)	(266)

Net cash provided by operating activities	329	202

Cash flows from investing activities:
Purchases of property and equipment	(107)	(63)
Purchases of short-term investments	(325)	—
Maturities of short-term investments	125	—
Change in restricted cash	2	18

Net cash used for investing activities	(305)	(45)

Cash flows from financing activities:
Payments of long-term debt	—	(50)
Proceeds from share-based compensation, net of withholding tax payments	45	—
Repurchases of common stock	(299)	(45)
Excess tax benefit from exercise of stock options and vesting of stock units	8	—
Cash dividends paid	(67)	(59)

Net cash used for financing activities	(313)	(154)

Effect of exchange rate fluctuations on cash	(3)	(10)

Net decrease in cash and cash equivalents	(292)	(7)
Cash and cash equivalents at beginning of period	2,348	1,715

Cash and cash equivalents at end of period	$2,056	$1,708

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	13 Weeks Ended
($ in millions)	May 1, 2010	May 2, 2009
Net cash provided by operating activities	$329	$202
Less: purchases of property and equipment	(107)	(63)

Free cash flow (a)	$222	$139

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.